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                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-2858, 333-2636 and 333-37483) of The Earthgrains Company of our report dated May 1, 1998 appearing on page 37 of The Earthgrains Company's Annual Report to Shareholders which is incorporated by reference in this Annual Report on Form 10-K.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
June 22, 1998